EXHIBIT 11

                           FRED'S, INC.

               COMPUTATION OF NET INCOME PER SHARE

                           (unaudited)
             (in thousands, except per share amounts)


                                  Thirteen Weeks Ended     Twenty-Six Weeks Ended
                                  August 2,   August 3,   August 2,   August 3,
                                    1997        1996         1997       1996
                                    ---------   ---------   --------   --------
Primary net income per share
----------------------------

  Net income                           $  1,251      $  414     $ 3,931    $ 2,466
                                    ========      ======     =======    =======

  Weighted average number of
   common shares outstanding
   during the period                 9,349   9,330      9,338      9,330

  Additional shares attributable
   to common stock equivalents         107      -      58        -
                                      ------       -----       -----      -----
                                     9,456   9,330      9,396      9,330
                                      ======       =====       =====      =====

  Net income per share              $  .13  $  .04      $ .42      $ .26
                                      ======      ======       =====      =====

Fully diluted net income per share
----------------------------------

  Net income                             $1,251      $  414      $3,931     $2,466
                                      ======      ======      ======     ======

  Weighted average number of
   common shares outstanding
   during the period                 9,351   9,330      9,343      9,330

  Additional shares attributable
    to common stock equivalents        140      -      77         -
                                      ------      ------      -------    ------
                                     9,491   9,330      9,420      9,330
                                      ======      ======      =======    ======

  Net income per share              $  .13  $  .04     $  .42      $ .26
                                      ======      ======      =======    ======

                            SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 FRED'S, INC.

                                 /s/Michael J. Hayes
                                 -------------------
                                 Michael J. Hayes
Date:  September 15, 1997        Chief Executive Officer




                                 /s/Richard B. Witaszak
                                 ----------------------
                                 Richard B. Witaszak
Date:  September 15, 1997        Chief Financial Officer






























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